Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year Ended 2018 Financial Results

- Fourth Quarter Total Revenue Grew 29.3% -

- Fourth Quarter Same-Shack Sales Increased 2.3% -

- Fiscal 2018 Total Revenue Grew 28.0% -

- System-wide Year-Over-Year Unit Growth of 31% -

NEW YORK, NY (Business Wire) — February 25, 2019 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 26, 2018, periods that included 13 and 52 weeks, respectively.

Financial Highlights for the Fourth Quarter 2018:

▪	Total revenue increased 29.3% to $124.3 million.
▪	Shack sales increased 29.6% to $120.7 million.
▪	Same-Shack sales increased 2.3%.
▪	Shack system-wide sales increased 27.2% to $178.9 million
▪	Operating income was $2.8 million, or 2.3% of total revenue, which included the impact of costs associated with Project Concrete and other one-time items totaling $0.7 million.
▪	Shack-level operating profit*, a non-GAAP measure, increased 15.6% to $27.2 million, or 22.5% of Shack sales.
▪	20 net system-wide Shack openings, including 17 domestic company-operated Shacks and three net licensed Shacks.

Financial Highlights for the Fiscal Year 2018:

▪	Total revenue increased 28.0% to $459.3 million.
▪	Shack sales increased 28.6% to $445.6 million.
▪	Same-Shack sales increased 1.0%.
▪	Shack system-wide sales increased 26.3% to $671.9 million
▪	Operating income was $31.7 million, or 6.9% of total revenue, which included the impact of costs associated with Project Concrete and other one-time items totaling $3.9 million.
▪	Shack-level operating profit*, a non-GAAP measure, increased 22.3% to $112.9 million, or 25.3% of Shack sales.
▪	Net income was $21.9 million and net income attributable to Shake Shack Inc. was $15.2 million, or $0.52 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 14.2% to $73.9 million.
▪	Adjusted pro forma net income*, a non-GAAP measure, increased 28.0% to $26.9 million, or $0.71 per fully exchanged and diluted share.
▪	49 net system-wide Shack openings, including 34 domestic company-operated Shacks and 15 net licensed Shacks, representing a net 30.8% increase in system-wide Shack count.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Randy Garutti, Chief Executive Officer of Shake Shack, stated, “2018 was another year of exceptional growth and I couldn’t be more proud of the entire Shake Shack team. We opened a record number of Shacks and drove strong revenue and profits while continuing to build the foundation for sustainable long-term growth ahead."

Garutti concluded, “Looking ahead, in 2019 we expect another year of record unit growth with 36 to 40 new company-operated Shacks, 16 to 18 net new licensed Shacks with our international growth focused on Asia and our entry into the new markets of mainland China, Singapore, the Philippines and Mexico. We will be focused on core strategic commitments of investing in our people, creating an exceptional guest experience, cultivating a connected community and innovating our company for the growth ahead.”

Development Highlights

During the quarter, the Company opened 17 domestic company-operated Shacks, which included the Company's first Shacks in Seattle at South Lake Union and Palo Alto at the Stanford Shopping Center, as well as deepening its roots in existing markets across the country. Additionally, the Company opened two international licensed Shacks during the quarter, including the Company's second Shack in Hong Kong, and a domestic licensed Shack at LaGuardia Airport, marking the Company's 200th Shack.

Location	Type	Opening Date
Fort Lauderdale, FL— Fort Lauderdale	Domestic Company-Operated	October 8
Seattle, WA — South Lake Union	Domestic Company-Operated	October 11
Hartsdale, NY — Hartsdale	Domestic Company-Operated	October 14
Philadelphia, PA — Midtown Village	Domestic Company-Operated	October 23
Thousand Oaks, CA — Westlake Village	Domestic Company-Operated	October 23
Edina, MN — Southdale	Domestic Company-Operated	October 30
Arlington, VA — Ballston	Domestic Company-Operated	November 11
Chicago, IL — Wrigleyville	Domestic Company-Operated	November 13
Charlotte, NC — Blakeney	Domestic Company-Operated	November 13
Hong Kong, China — Pacific Place	International Licensed	November 21
Oak Brook, IL — Oak Brook	Domestic Company-Operated	November 30
Queens, NY — LaGuardia Airport, Terminal B	Domestic Licensed	December 1
Subhan Area, Kuwait— Al Murouj	International Licensed	December 5
Palo Alto, CA — Stanford Shopping Center	Domestic Company-Operated	December 15
Burbank, CA — Burbank	Domestic Company-Operated	December 17
New York, NY — Harlem	Domestic Company-Operated	December 18
Miami, FL — The Falls	Domestic Company-Operated	December 19
Houston, TX — Montrose	Domestic Company-Operated	December 20
Southlake, TX — Southlake	Domestic Company-Operated	December 23
Irving, TX — Las Colinas	Domestic Company-Operated	December 23

Subsequent to the end of the quarter, the Company opened one domestic company-operated Shack and three international licensed locations, which included its first in Shanghai, and two domestic licensed Shacks in airports, which were at Dallas Fort Worth Airport and Phoenix Sky Harbor Airport.

Fourth Quarter 2018 Review

Total revenue, which includes Shack sales and licensing revenue, increased 29.3% to $124.3 million in the fourth quarter of 2018 from $96.1 million for the fourth quarter of 2017. Shack sales for the fourth quarter of 2018 were $120.7 million, an increase of 29.6% from $93.1 million in the same quarter last year due primarily to the opening of 34 new domestic company-operated Shacks between the fourth quarter of 2018 and the fourth quarter of 2017, as well as same-Shack sales growth. Licensing revenue for the fourth quarter was $3.5 million, an increase of 17.9% from $3.0 million in the same quarter last year, primarily due to the opening of 15 net new licensed Shacks between the fourth quarter of 2018 and the fourth quarter of 2017 and the initial strength of newer Shacks in Hong Kong and Japan.

Same-Shack sales increased 2.3% for the fourth quarter of 2018 versus 0.8% growth in the fourth quarter last year, which was primarily driven by a combined increase of 2.6% in price and sales mix partially offset by decreased guest traffic of 0.3%. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. At the end of the fourth quarter of 2018, the comparable Shack base included 61 Shacks versus 43 Shacks for the fourth quarter of 2017.

Average weekly sales for domestic company-operated Shacks decreased to $81,000 for the fourth quarter of 2018 compared to $85,000 for the same quarter last year, primarily due to the addition of newer Shacks at a broader range of average unit volumes.

Operating income decreased to $2.8 million for the fourth quarter of 2018 from $5.8 million in the same quarter last year. As a percentage of revenue, operating income margins decreased 380 basis points to 2.3%. These decreases were primarily due to higher pre-opening costs from a 55% increase in the number of openings, $0.7 million of one-time costs related to Project Concrete, the Company's enterprise-wide system upgrade initiative, and various factors impacting Shack-level operating profit. Shack-level operating profit, a non-GAAP measure, increased 15.6% to $27.2 million for the fourth quarter of 2018 from $23.5 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 270 basis points to 22.5% primarily due to (i) increased labor and related expenses resulting from ongoing increases in minimum wages, regulatory factors, such as the Fair Workweek legislation in New York City, and the opening of 17 new domestic company-operated Shacks during the quarter, which typically carry higher labor costs during the first few months of operations; (ii) commissions paid as part of integrated delivery pilots during the quarter, for which no costs were incurred in the same quarter last year; and (iii) the addition of new Shacks at a broader range of average unit volumes. These were partially offset by a decrease in rent expense due to an increase in the number of leases where the Company is deemed to be the accounting owner and for which less rent expense is recognized. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses increased 30.2% to $15.2 million for the fourth quarter of 2018 from $11.7 million in the same quarter last year, primarily due to the increase in the Company's investment across the business, particularly in digital, people resources and foundational infrastructure to support its ongoing growth initiatives, including costs of $0.7 million related to Project Concrete and other one-time charges. As a percentage of total revenue, general and administrative expenses increased to 12.2% for the fourth quarter of 2018 from 12.1% in the fourth quarter last year, primarily due to the aforementioned items.

Net loss was $0.5 million for the fourth quarter of 2018 compared to a loss of $11.0 million for the same period last year. Net loss attributable to Shake Shack Inc. was $1.0 million, or $0.03 per diluted share, for the fourth quarter of 2018, compared to a loss of $12.5 million, or $0.47 per diluted share, for the same period last year. This increase was primarily due to the Tax Cuts and Jobs Act of 2017 (the "TCJA") that was enacted into law in December 2017, which resulted in an additional $138.6 million of income tax expense and a related benefit of $125.9 million related to the remeasurement of the Company's deferred tax assets and liabilities under its tax receivable agreement. There were no such adjustments in the current year.

Adjusted EBITDA, a non-GAAP measure, decreased 3.2% to $14.5 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 390 basis points to 11.6% compared to 15.5% for the prior year period. These decreases were primarily due to the aforementioned items within Shack-level operating profit. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $2.4 million, or $0.06 per fully exchanged and diluted share during the fourth quarter of 2018, compared to $3.9 million, or $0.10 per diluted share during the fourth quarter of 2017. These decreases were primarily due to the aforementioned items within operating income and Shack-level operating profit. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Fiscal Year 2018 Review

Total revenue,which includes Shack sales and licensing revenue, increased 28.0% to $459.3 million for fiscal 2018 from $358.8 million for fiscal 2017. Shack sales for fiscal 2018 were $445.6 million, an increase of 28.6% from fiscal 2017 due primarily to the opening of 34 new domestic company-operated Shacks during fiscal 2018, as well as same-Shack sales growth. Licensing revenue for fiscal 2018 was $13.7 million, an increase of 10.5% from $12.4 million for fiscal 2017, primarily due to the opening of 15 net new licensed Shacks during fiscal 2018 and strong performance in Asia, including the initial strength of newer Shacks in Hong Kong and Japan.

Same-Shack sales increased 1.0% for fiscal 2018 versus a 1.2% decline in the prior year, which was primarily driven by a combined increase of 3.7% in price and sales mix partially offset by decreased guest traffic of 2.7%. At the end of fiscal 2018, the comparable Shack base included 61 Shacks, compared to 43 Shacks for fiscal 2017.

Average unit volume for domestic company-operated Shacks was $4.4 million for 2018 compared to $4.6 million for the prior year, a 4.5% decrease, primarily due to the addition of newer Shacks at lower average unit volumes.

Operating income decreased to $31.7 million for fiscal 2018 from $33.8 million for fiscal 2017 and operating income margins decreased 250 basis points to 6.9% , which included $3.9 million of one-time charges, comprised of a legal settlement of $1.2 million and costs related to Project Concrete. Shack-level operating profit, a non-GAAP measure, increased 22.3% to $112.9 million for fiscal 2018 from $92.3 million for fiscal 2017. As a percentage of Shack sales, Shack-level operating profit margins decreased approximately 130 basis points to 25.3% primarily due to (i) increased labor and related expenses resulting from ongoing increases in minimum wages, regulatory factors, such as the Fair Workweek legislation in New York City, and the opening of 34 new domestic company-operated Shacks during fiscal 2018, which typically carry higher labor costs during the first few months of operations; (ii) commissions paid as part of integrated delivery pilots, for which no costs were incurred in the same quarter last year; (iii) higher repair and maintenance costs related to some mature, high-volume Shacks; and (iv) the addition of new Shacks at a broader range of average unit volumes. These were partially offset by a decrease in rent expense due to an increase in the number of leases where the Company is deemed to be the accounting owner and for which less rent expense is recognized. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses increased to $52.7 million for fiscal 2018 from $39.0 million for fiscal 2017, primarily due to the increase in the Company's investment across the business, particularly the addition of headcount to support its ongoing growth initiatives and $3.9 million of one-time charges, including a legal settlement of $1.2 million and costs related to Project Concrete. As a percentage of total revenue, general and administrative expenses increased to 11.5% for fiscal 2018 from 10.9% in fiscal 2017, primarily due to the aforementioned items. Excluding the costs associated with Project Concrete and other one-time charges, general and administrative expenses as a percentage of revenue would have decreased to 10.6% for fiscal 2018.

Net income was $21.9 million for fiscal 2018 compared to income of $8.9 million for fiscal 2017. Net income attributable to Shake Shack Inc. was $15.2 million, or $0.52 per diluted share, for fiscal 2018, compared to a loss of $0.3 million, or $0.01 per diluted share, for fiscal 2017. This increase was primarily due to he Tax Cuts and Jobs Act of 2017 (the "TCJA") that was enacted into law in December 2017, which resulted in an additional $138.6 million of income tax expense and a related benefit of $125.9 million related to the remeasurement of the Company's deferred tax assets and liabilities under its tax receivable agreement. There were no such adjustments in the current year.

Adjusted EBITDA, a non-GAAP measure, increased 14.2% to $73.9 million from $64.7 million for the fiscal year. As a percentage of total revenue, adjusted EBITDA decreased roughly 190 basis points to 16.1% compared to 18.0% for the year ago period. This decrease was primarily due to the aforementioned items within Shack-level operating profit. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $26.9 million, or $0.71 per fully exchanged and diluted share for fiscal 2018, compared to $21.0 million, or $0.57 per fully exchanged and diluted share for fiscal 2017. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

2019 Guidance

For the fiscal year ending December 25, 2019, the Company is providing the following financial outlook:

▪	Total revenue of between $570 million and $576 million, inclusive of licensing revenue.
▪	Licensing revenue of between $15 million and $16 million.
▪	Same-Shack sales of between 0% and 1%, which includes approximately 1.5% of menu price increases taken in December 2018.
▪	Between 36 and 40 new domestic company-operated Shacks to be opened in fiscal 2019.
▪	Between 16 and 18 net new licensed Shacks to be opened in fiscal 2019.
▪	Average annual sales volume for total domestic company-operated Shacks is expected to be between $4.0 million and $4.1 million.
▪	Shack-level operating profit margin between 23.0% and 24.0%, which includes approximately 50 basis points of unfavorable impact from the adoption of the new lease accounting standard.

▪	Total general and administrative expenses of between $66.4 million and $68.2 million, which is comprised of:
◦	Between $56 million and $57 million of core general and administrative expenses;
◦	Between $7.4 million and $7.7 million of equity-based compensation;
◦	Between $3.0 million and $3.5 million of primarily one-time costs related to Project Concrete, the Company's operational and financial systems upgrade initiative, with approximately $4 million of capital spend in 2019.
▪	Depreciation expense of between $41 million and $42 million.
▪	Pre-opening costs of between $13 million and $14 million.
▪	Interest expense of between $0.3 million and $0.4 million.
▪	Adjusted pro forma effective tax rate of between 26.5% and 27.5%.

2020 Targets

Beginning in February 2018, the Company provided 2020 targets around total revenue and system-wide Shack openings, which it continues to target the following:

▪	At least 200 domestic company-operated Shacks and at least 120 global licensed Shacks, and
▪	Over $700 million in total revenue.

Earnings Conference Call

As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2018 financial results today at 5:00 p.m. ET.

The conference call can be accessed live over the phone by dialing (800) 239-9838 or for international callers by dialing (323) 794-2551. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 4435961. The replay will be available until March 1, 2019.

The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.

Definitions

The following definitions apply to these terms as used in this release:

"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.

"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.

"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.

"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.

“EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations.

“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.

"Adjusted pro forma net income," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 200 locations in 26 U.S. States and the District of Columbia, in more than 70 international locations across London, Hong Kong, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:

Melissa Calandruccio, ICR

Michelle Epstein, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Media Contact:

Kristyn Clark, Shake Shack

(646) 747-8776

kclark@shakeshack.com

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial guidance for fiscal 2019, 2020 targets, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 26, 2018 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 26 2018		December 27 2017		December 26 2018		December 27 2017
Shack sales	$120,720	97.1%	$93,130	96.9%	$445,589	97.0%	$346,388	96.5%
Licensing revenue	3,545	2.9%	3,006	3.1%	13,721	3.0%	12,422	3.5%
TOTAL REVENUE	124,265	100.0%	96,136	100.0%	459,310	100.0%	358,810	100.0%
Shack-level operating expenses(1):
Food and paper costs	34,760	28.8%	26,691	28.7%	126,096	28.3%	98,337	28.4%
Labor and related expenses	34,443	28.5%	25,048	26.9%	122,094	27.4%	91,740	26.5%
Other operating expenses	15,247	12.6%	10,425	11.2%	51,783	11.6%	35,805	10.3%
Occupancy and related expenses	9,089	7.5%	7,456	8.0%	32,710	7.3%	28,197	8.1%
General and administrative expenses	15,173	12.2%	11,651	12.1%	52,720	11.5%	39,003	10.9%
Depreciation expense	8,095	6.5%	6,094	6.3%	29,000	6.3%	21,704	6.0%
Pre-opening costs	4,248	3.4%	2,642	2.7%	12,279	2.7%	9,603	2.7%
Loss on disposal of property and equipment	374	0.3%	291	0.3%	917	0.2%	608	0.2%
TOTAL EXPENSES	121,429	97.7%	90,298	93.9%	427,599	93.1%	324,997	90.6%
OPERATING INCOME	2,836	2.3%	5,838	6.1%	31,711	6.9%	33,813	9.4%
Other income, net	444	0.4%	127,501	132.6%	1,514	0.3%	128,123	35.7%
Interest expense	(645)	(0.5)%	(499)	(0.5)%	(2,415)	(0.5)%	(1,643)	(0.5)%
INCOME BEFORE INCOME TAXES	2,635	2.1%	132,840	138.2%	30,810	6.7%	160,293	44.7%
Income tax expense	3,183	2.6%	143,872	149.7%	8,862	1.9%	151,409	42.2%
NET INCOME (LOSS)	(548)	(0.4)%	(11,032)	(11.5)%	21,948	4.8%	8,884	2.5%
Less: net income attributable to non-controlling interests	410	0.3%	1,431	1.5%	6,769	1.5%	9,204	2.6%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(958)	(0.8)%	$(12,463)	(13.0)%	$15,179	3.3%	$(320)	(0.1)%

Earnings (loss) per share of Class A common stock:
Basic	$(0.03)		$(0.47)		$0.54		$(0.01)
Diluted	$(0.03)		$(0.47)		$0.52		$(0.01)
Weighted-average shares of Class A common stock outstanding:
Basic	29,408		26,305		28,299		25,876
Diluted	29,408		26,305		29,179		25,876

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.

SELECTED BALANCE SHEET AND OPERATING DATA

(UNAUDITED)

(dollar amounts in thousands)

	December 26 2018	December 27 2017
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$24,750	$21,507
Marketable securities	$62,113	$63,036
Total assets	$610,532	$470,606
Total liabilities	$337,077	$246,127
Total equity	$273,455	$224,479

	Fiscal Quarter Ended		Fiscal Year Ended
	December 26 2018	December 27 2017	December 26 2018	December 27 2017
SELECTED OPERATING DATA:
Same-Shack sales growth	2.3%	0.8%	1.0%	(1.2)%
Shacks in the comparable base	61	43	61	43

Shack system-wide sales(1)	$178,939	$140,622	$671,926	$532,137

Average weekly sales
Domestic company-operated	$81	$85	$84	$88

Average unit volumes:
Domestic company-operated	n/a	n/a	$4,390	$4,598
International licensed	n/a	n/a	$3,047	$3,176

Shack-level operating profit(2)	$27,181	$23,510	$112,906	$92,309
Shack-level operating profit margin(2)	22.5%	25.2%	25.3%	26.6%

Adjusted EBITDA(2)	$14,461	$14,944	$73,850	$64,664
Adjusted EBITDA margin(2)	11.6%	15.5%	16.1%	18.0%

Capital expenditures	$27,381	$20,354	$87,525	$61,533

Shack counts (at end of period):
System-wide	208	159	208	159
Domestic company-operated	124	90	124	90
Domestic licensed	12	10	12	10
International licensed	72	59	72	59

(1)	Shack system-wide sales is an operating measure and consists of sales from the Company's domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.
(2)	Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").

Shack-Level Operating Profit

Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.

How This Measure Is Useful

When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.

Limitations of the Usefulness of this Measure

Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 26 2018	December 27 2017	December 26 2018	December 27 2017
Operating income	$2,836	$5,838	$31,711	$33,813
Less:
Licensing revenue	3,545	3,006	13,721	12,422
Add:
General and administrative expenses	15,173	11,651	52,720	39,003
Depreciation expense	8,095	6,094	29,000	21,704
Pre-opening costs	4,248	2,642	12,279	9,603
Loss on disposal of property and equipment	374	291	917	608
Shack-level operating profit	$27,181	$23,510	$112,906	$92,309

Total revenue	$124,265	$96,136	$459,310	$358,810
Less: licensing revenue	3,545	3,006	13,721	12,422
Shack sales	$120,720	$93,130	$445,589	$346,388

Shack-level operating profit margin	22.5%	25.2%	25.3%	26.6%

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

EBITDA and Adjusted EBITDA

EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.

How These Measures Are Useful

When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.

Limitations of the Usefulness of These Measures

EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 26 2018	December 27 2017	December 26 2018	December 27 2017
Net income (loss)	$(548)	$(11,032)	$21,948	$8,884
Depreciation expense	8,095	6,094	29,000	21,704
Interest expense, net	645	479	2,407	1,565
Income tax expense	3,183	143,872	8,862	151,409
EBITDA	11,375	139,413	62,217	183,562

Equity-based compensation	1,691	1,800	6,067	5,623
Deferred rent	355	216	876	983
Loss on disposal of property and equipment	374	291	917	608
Legal settlement	—	—	1,200	—
Executive transition costs(1)	60	—	340	664
Project Concrete(2)	684	181	1,292	181
Home Office relocation expenses(3)	—	264	1,019	264
Other income related to the adjustment of liabilities under tax receivable agreement	(78)	(1,362)	(78)	(1,362)
Other income related to the remeasurement of liabilities under tax receivable agreement due to the enactment of the TCJA	—	(125,859)	—	(125,859)
ADJUSTED EBITDA	$14,461	$14,944	$73,850	$64,664

Adjusted EBITDA margin	11.6%	15.5%	16.1%	18.0%

(1)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions, non-recurring signing bonuses and other transition costs, including related equity-based compensation.
(2)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(3)	Costs incurred in connection with the Company's relocation to a new Home Office.

SHAKE SHACK INC.

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share

Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.

How These Measures Are Useful

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Limitations of the Usefulness of These Measures

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 26 2018	December 27 2017	December 26 2018	December 27 2017
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(958)	$(12,463)	$15,179	$(320)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	410	1,431	6,769	9,204
Legal settlement	—	—	1,200	—
Executive transition costs(2)	60	—	340	664
Project Concrete(3)	684	181	1,292	181
Home Office relocation expenses(4)	—	264	1,019	264
Other income related to the adjustment of liabilities under tax receivable agreement	(78)	(1,362)	(78)	(1,362)
Other income related to the remeasurement of liabilities under tax receivable agreement resulting from the enactment of the TCJA	—	(125,859)	—	(125,859)
Remeasurement of deferred tax assets	3,794	138,636	3,794	138,636
Tax effect of change in tax basis related to the adoption of ASC 606	—	—	(311)	—
Income tax (expense) benefit(5)	(1,475)	3,071	(2,290)	(377)
Adjusted pro forma net income	$2,437	$3,899	$26,914	$21,031
Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	29,408	26,305	28,299	25,876
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	7,660	10,445	8,664	10,773
Dilutive effect of stock options	848	676	879	555
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,916	37,426	37,842	37,204
Adjusted pro forma earnings per fully exchanged share—diluted	$0.06	$0.10	$0.71	$0.57

(1)	Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions, non-recurring signing bonuses and other transition costs, including related equity-based compensation.
(3)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4)	Costs incurred in connection with the Company's relocation to a new Home Office.
(5)	Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 26.2% and 22.2% for the fiscal quarter and year ended December 26, 2018, respectively, and 35.7% and 38.5% for the fiscal quarter and year ended December 27, 2017, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.